Exhibit 5.1

October 17, 2011

Nova Lifestyle, Inc.
6541 E. Washington Blvd.
Commerce, CA 90040

Re:           Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special Nevada counsel for Nova Lifestyle, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 relating to the registration under the Securities Act of 1933, as amended (the “Act”) of up to 3,993,407 shares of Common Stock, par value $.001 per share (the “Shares”) of the Company, all of which are to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”) as set forth in the Registration Statement (defined hereafter).  Such Registration Statement filed with the Securities and Exchange Commission on October 17, 2011, as may be subsequently amended, is herein referred to as the “Registration Statement.”  The Shares being registered include 846,740 shares issuable upon exercise of outstanding warrants (the “Warrants”).

In arriving at the opinions expressed below, we have examined and relied on the following documents: (a) the Articles of Incorporation of the Company, as amended; (b) the Amended and Restated Bylaws of the Company; (c) the consents of the Board of Directors of the Company provided to us approving the issuance of the Shares and Warrants, (d) the Officer’s Certificate provided to us by the Company, in which we have assumed the truthfulness and validity of such representations contained therein.  In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

Holland & Hart LLP  Attorneys at Law
Phone (775) 327-3000  Fax (775) 786-6179  www.hollandhart.com
5441 Kietzke Lane  Second Floor  Reno, Nevada 89511
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October 17, 2011 Page

Based upon the foregoing, we are of the opinion that the Shares of Common Stock currently outstanding are legally and validly issued, fully paid and nonassessable, and to the extent the Shares are issuable upon exercise of the Warrants, when issued in accordance with the exercise provisions of such Warrants, will be duly authorized and legally issued by the Company and fully paid and nonassessable.  This opinion is limited to matters governed by the laws of the State of Nevada.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Holland & Hart LLP